                                                                      EXHIBIT 22

                         Subsidiaries of the Registrant

     .   Fechtor, Detwiler & Co., Inc.

         .  DMC Insurance Agency, Inc.

     .   K. & S., Inc.

     .   Detwiler, Mitchell & Co. (UK) Limited

     .   James Mitchell & Co.

         .  JMC Insurance Services Corporation

         .  JMC Financial Corporation

     .   JMC Investment Services, Inc.